Exhibit F





                              TROUTMAN SANDERS LLP
                           600 PEACHTREE STREET, N.E.
                                   SUITE 5200
                          ATLANTA, GEORGIA 30308-2216






                                 August 19, 2002



Securities and Exchange Commission
Washington, DC  20549

    Re:      Statement on Form U-1 of
             Savannah Electric and Power Company

Ladies and Gentlemen:

    We are familiar with the statement on Form U-1 referred to above and are furnishing this opinion with respect to the proposed borrowing, from time to time prior to July 1, 2008, by Savannah Electric and Power Company ("Savannah") of an aggregate principal amount not to exceed $120,000,000 at any one time outstanding to be evidenced by notes payable to lenders or commercial paper in the form of promissory notes.

    We are of the opinion that Savannah is a validly organized and duly existing corporation under the laws of the State of Georgia and that upon the issuance of your order herein and in the event that the proposed transactions by Savannah are consummated in accordance with such statement on Form U-1 and such order:

    (a) all State laws applicable to such proposed transactions by Savannah will have been complied with;

    (b) the notes evidencing such borrowings will be valid and binding obligations of Savannah in accordance with their terms; and



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    (c)     the consummation of such proposed transactions by Savannah will not violate the legal rights of the holders of any securities issued by Savannah or any associate company thereof.

    We hereby consent to the use of this opinion in connection with the above-mentioned statement on Form U-1.

                                                     Very truly yours,
                                                     /s/Troutman Sanders LLP